Consent of Independent Auditors



We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-20797, as amended, and Form S-8 No.333-04801) pertaining to the Computer Associates Savings Harvest Plan of Computer Associates International, Inc. and in the related Prospectus of our report dated August 27, 1998, with respect to the statement of net assets available for benefits of the Computer Associates Savings Harvest Plan as of March 30, 1998 included in its Annual Report (Form 11-K) for the year ended March 30, 1999.



                                                      /s/ Ernst & Young LLP

New York, New York
September 28, 1999